Exhibit 99.1

For more information contact
Brendan Burke
Vice President and Treasurer
(817) 224-7742
Brendan.Burke@dyn-intl.com

DynCorp International Inc.'s Parent Reports Results for Second Quarter 2015

•	Revenue $490.2 million

•	Adjusted EBITDA of $26.2 million

•	Net loss attributable to Delta Tucker Holdings, Inc. of $90.1 million

•	Total backlog of $3.0 billion

•	DSO of 78 days

MCLEAN, Va. - (August 3, 2015) - Delta Tucker Holdings, Inc. (“Holdings”), the parent of DynCorp International Inc. (“DI”), and together with Holdings, (the “Company”), a global services provider, today reported second quarter 2015 financial results.

Second quarter revenue was $490.2 million, compared to $591.0 million in the second quarter 2014, with the decrease primarily driven by the continued drawdown of U.S. forces in Afghanistan, the completion of certain tasks orders under the Contract Field Teams ("CFT") program and the completion of the Counter Narcoterrorism Technology Program Office ("CNTPO") program. Net loss attributable to Holdings for the second quarter 2015 was $90.1 million, compared with a net loss attributable to Holdings of $82.1 million in the second quarter 2014, primarily due to the revenue decline discussed above and higher selling general and administrative expenses primarily due to costs associated with cost reduction initiatives and legal costs. Net loss attributable to Holdings was also impacted by a non-cash charge for impairment of goodwill of $86.8 million in the second quarter 2015, compared with $90.7 million for the same period in 2014. The Company reported Adjusted EBITDA of $26.2 million for the second quarter, compared with $29.7 million for the same period in 2014.

“DI is a great company that does important work for our customers around the globe”, said Lou Von Thaer, chief executive officer.” I am honored to have the opportunity to work with our more than 13,000 teammates who are focused on making our customers successful. We were recently recognized by the Army as one of sixteen “Tier One 2015 Top Performing Industry Partners” as part of the Department of Defense’s Superior Supplier Incentive Program.”

Von Thaer continued, “While I’ve only been here three weeks, and there is still much work to be done, it’s apparent to me that efforts by the leadership team to stabilize the business are showing progress. Our revenues are up sequentially for the first time in 9 quarters and longer term trends indicate flat to slightly increasing revenues.”

Bill Kansky, chief financial officer, added "The Company’s strong performance in the second quarter gives us confidence that our 2015 revenues will come in between $1.87 billion and $1.95 billion. We expect full year adjusted EBITDA to be between $83 million and $87 million.”

Second Quarter Highlights

•
In April 2015, DynAviation announced the award of a contract from the California Department of Forestry and Fire Protection ("CAL FIRE") to help suppress and control wildfires. The contract has a two-year base period with three, one-year options and a total potential contract value of $126.2 million.

•
In May 2015, the Company was selected to bid for task orders under the Tank-Automotive and Armaments Command ("TACOM") Strategic Service Solutions Equipment Related Services contract to provide maintenance and repair support services. The contract is an eight year, IDIQ vehicle with a potential total value of $1.1 billion.

•
In June 2015, DynLogistics was awarded a contract modification to continue supporting the U.S. Government in the Republic of the Philippines. The third of four, one-year options to be exercised, is valued at $18.3 million.

•
In June 2015, the Company was selected to bid for task orders under the Air Force Contract Augmentation Program IV ("AFCAP IV") in support of base operations and logistical support services. The contract is a competitively-awarded IDIQ vehicle with one base year and four, one-year options with a potential value of $5 billion.

•
In July, DynAviation was notified that the Department of State intends to extend the INL Air Wing contract by at least 12-months through the use of a justification and approval (“J&A”). The program is in the process of developing a proposal for the extension of services which is expected to be definitized in the fourth quarter.

Reportable Segment Results

DynAviation
Revenue for DynAviation was $324.5 million, compared with $300.7 million for the same period in 2014. The increase primarily was the result of higher revenues from new business wins including Contractor Logistics Support (“CLS”), Naval Strike and Air Warfare Center ("NSAWC"), Saudi National Guard ("SANG"), and Future Flexible Acquisition and Sustainment Tool (“F2AST”) contracts and continued organic growth in our Middle East contracts. The increase in revenue was partially offset by the completion of certain task orders under the CFT program and the completion of the CNTPO program.

Adjusted EBITDA was $14.1 million, compared to $14.3 million for the second quarter of 2014, the modest decrease was attributed to lower operational tempo on the INL Air Wing program offset in part by continued organic growth and enhanced productivity on our existing Middle East contracts.

DynLogistics
Revenue for DynLogistics was $166.2 million, compared with $290.3 million for the second quarter 2014, as a result of reductions in manning, materials and other direct costs under the Afghan Area of Responsibility ("AOR") task order under the LOGCAP IV program. Additionally, revenue was impacted by de-scoping on the Philippines Operations Support ("POS") contract and the completion of certain contracts. This decline was partially offset by the new Afghanistan Ministry of Interior and Afghanistan Ministry of Defense task orders under the United States Army Contracting Command and growth in our national strategic programs portfolio.

Adjusted EBITDA was $12.8 million for both the second quarter of 2014 and 2015, respectively. Profitability related to the definitization of certain contracts and the change in contract mix within the segment offset the effects of lower volume on the LOGCAP IV program.

Liquidity
Cash used in operating activities during the six months ended June 26, 2015, was $13.0 million compared with a cash inflow of $54.1 million for the same period in 2014.

The cash balance at quarter-end was $78.7 million with no borrowings outstanding under the Company’s revolving credit facility.

DSO at the end of the second quarter 2015 was 78 days, a 2 day decrease from year-end primarily attributable to favorable timing of payment cycles.

Conference Call
The Company will host a conference call at 1:00 p.m. Eastern Time on August 3, 2015, to discuss results for the second quarter 2015. The call may be accessed by webcast or through a dial-in conference line.

To access the webcast and view the accompanying presentation, please go to http://www.dyn-intl.com, click on “Investor Relations” and “Events & Presentations.” Please go to the site approximately fifteen minutes prior to the start of the call to register, download and install any necessary audio software.

To participate by phone, dial (866) 871-0758 and enter the conference ID number: 81827737. International callers should dial (706) 634-5249 and enter the same conference ID number above. A telephonic replay will be available from 12:00 p.m. Eastern Time on August 3, 2015, through 11:59 p.m. Eastern Time on September 3, 2015. To access the replay, please dial (855) 859-2056 or (404) 537-3406 and enter the conference ID number.

About DynCorp International
DynCorp International, a wholly owned subsidiary of Delta Tucker Holdings, Inc., is a leading global services provider offering unique, tailored solutions for an ever-changing world. Built on more than six decades of experience as a trusted partner to commercial, government and military customers, DI provides sophisticated aviation, logistics, training, intelligence and operational solutions wherever we are needed. DynCorp International is headquartered in McLean, Va. For more information, visit www.dyn-intl.com.

Reconciliation to GAAP
In addition to the Company's financial results reported in accordance with accounting principles generally accepted in the United States of America (“GAAP”) included in this press release, the Company has provided certain financial measures that are not calculated according to GAAP, including EBITDA and Adjusted EBITDA. We define EBITDA as GAAP net loss attributable to the Company adjusted for interest, taxes, depreciation and amortization. Adjusted EBITDA is calculated by adjusting EBITDA for certain noncash items from operations and certain other items as defined in our Senior Unsecured Notes and/or our Senior Credit Facility. We believe these non-GAAP financial measures are useful in evaluating operating performance and are regularly used by security analysts, institutional investors and other interested parties in reviewing the Company. We believe that Adjusted EBITDA is useful in assessing our ability to generate cash to cover our debt obligations including interest and principal payments. Non-GAAP financial measures, such as EBITDA and Adjusted EBITDA are not intended to be a substitute for any GAAP financial measure and, as calculated, may not be comparable to other similarly titled measures of the performance of other companies.

For a reconciliation of non-GAAP financial measures to the comparable GAAP financial measures please see the financial schedules accompanying this release.

Forward-looking Statements
This announcement may contain forward-looking statements regarding future events and our future results that are subject to the safe harbors created by the Private Securities Litigation Reform Act of 1995 under the Securities Act of 1933 (the “Securities Act”) and the Securities Exchange Act of 1934 (the “Exchange Act”). Without limiting the foregoing, the words “believes,” “thinks,” “anticipates,” “plans,” “expects” and similar expressions are intended to identify forward-looking statements. Forward-looking statements involve risks and uncertainties. Statements regarding the amount of our backlog, estimated total contract values, and 2015 outlook are other examples of forward-looking statements. We caution that these statements are further qualified by important economic, competitive, governmental, international and technological factors that could cause our business, strategy, projections or actual results or events to differ materially, or otherwise, from those in the forward-looking statements. These factors, risks and uncertainties include, among others, the following: the future impact of mergers, acquisitions, joint ventures or teaming agreements; our substantial level of indebtedness, including our Senior Credit Facility which matures in July 2016; our ability to refinance or amend the terms of that indebtedness, and changes in availability of capital and cost of capital; the outcome of any material litigation, government investigation, government audit or other regulatory matters; restatement of our financial statements causing credit ratings to be downgraded or covenant violations under our debt agreements; policy and/or spending changes implemented by the Obama Administration, any subsequent administration or Congress, including any further changes to the sequestration that the United States (U.S.) Department of Defense (DoD) is currently operating under; termination or modification of key U.S. government or commercial contracts, including subcontracts; changes in the demand for services that we provide or work awarded under our contracts, including without limitation, INL, CFT and LOGCAP IV contracts; changes in the demand for services provided by our joint venture partners; changes due to the pursuit of new commercial business in the U.S. and abroad; activities of competitors and the outcome of bid protests; changes in significant operating expenses; impact of lower than expected win rates for new business; general political, economic, regulatory and business conditions in the U.S. or in other countries in which we operate; acts of war or terrorist activities, including cyber security threats; variations in performance of financial markets; the inherent difficulties of estimating future contract revenue and changes in anticipated revenue from indefinite delivery, indefinite quantity (“IDIQ”) contracts and indefinite quantity contracts (“IQC”); the timing or magnitude of any award, performance or incentives fees granted under our government contracts; changes in expected percentages of future revenue represented by fixed-price and time-and-materials contracts, including increased competition with respect to task orders subject to such contracts; decline in the estimated fair value of a reporting unit resulting in a goodwill impairment and a related non-cash impairment charged against earnings; changes in underlying assumptions, circumstance or estimates may have a material adverse effect upon the profitability of one or more contracts and our performance; changes in our tax provisions or exposure to additional income tax liabilities could affect our profitability and cash flows; uncertainty created by management turnover; termination or modification of key subcontractor performance or delivery; the ability to receive timely payments from prime contractors where we act as a subcontractor; and statements covering our business strategy, those described in “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on March 31, 2015, and other risks detailed from time to time in our reports filed with the SEC and other risks detailed from time to time in our reports posted to our website or made available publicly through other means. Accordingly, such forward-looking statements do not purport to be predictions of future events or circumstances and therefore, there can be no assurance that any forward-looking statements contained herein will prove to be accurate. We assume no obligation to update the forward-looking statements. Given these risk and uncertainties, you are cautioned not to place undue reliance on forward-looking statements. The Company's actual results could differ materially from those contained in the forward-looking statements.

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(Financial tables follow)

DELTA TUCKER HOLDINGS, INC. (DTH, Inc.)
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands)

	Three Months Ended		Six Months Ended
	June 26, 2015	June 27, 2014	June 26, 2015	June 27, 2014
Revenue	$490,170	$590,966	$957,192	$1,203,725
Cost of services	(439,193)	(534,589)	(863,351)	(1,095,080)
Selling, general and administrative expenses	(41,461)	(32,611)	(72,683)	(66,085)
Depreciation and amortization expense	(9,288)	(12,025)	(16,548)	(23,528)
Earnings from equity method investees	56	19	125	9,766
Impairment of goodwill, intangibles and long lived assets	(86,795)	(91,759)	(86,795)	(91,759)
Operating loss	(86,511)	(79,999)	(82,060)	(62,961)
Interest expense	(17,172)	(18,184)	(33,228)	(36,201)
Loss on early extinguishment of debt	—	(448)	—	(621)
Interest income	25	31	42	84
Other income, net	608	1,469	1,602	2,358
Loss before income taxes	(103,050)	(97,131)	(113,644)	(97,341)
Benefit for income taxes	13,293	15,779	9,485	15,867
Net loss	(89,757)	(81,352)	(104,159)	(81,474)
Noncontrolling interests	(298)	(720)	(729)	(1,365)
Net loss attributable to DTH, Inc.	$(90,055)	$(82,072)	$(104,888)	$(82,839)

Benefit for income taxes	(13,293)	(15,779)	(9,485)	(15,867)
Interest expense, net of interest income	17,147	18,153	33,186	36,117
Depreciation and amortization (1)	10,350	12,261	18,148	24,002
EBITDA (2)	$(75,851)	$(67,437)	$(63,039)	$(38,587)

Non-recurring or unusual gains or losses or income or expenses (3)	99,042	94,659	101,251	98,909
Employee non-cash compensation, severance, and retention expense (4)	1,985	1,062	3,662	2,797
Management fees (5)	1,284	484	2,043	719
Acquisition accounting items (6)	48	548	141	576
Other (7)	(309)	412	(627)	(123)
Adjusted EBITDA	$26,199	$29,728	$43,431	$64,291

(1)	Amount includes certain depreciation and amortization amounts which are classified as Cost of services in our unaudited condensed consolidated statements of operations.

(2)
We define EBITDA as GAAP net loss attributable to DTH, Inc. adjusted for interest, taxes, depreciation and amortization. We believe these non-GAAP financial measures are useful in evaluating operating performance and are regularly used by security analysts, institutional investors and other interested parties in reviewing the Company. Non-GAAP financial measures are not intended to be a substitute for any GAAP financial measure and, as calculated, may not be comparable to other similarly titled measures of the performance of other companies.

(3)
Includes the impairment of goodwill within the Aviation reporting unit in the second quarter of 2015 and the impairment of goodwill within the LSS reporting unit in the second quarter of 2014, as well as certain unusual income and expense items, as defined in the Indenture and Senior Credit Facility.

(4)	Includes post-employment benefit expense related to severance in accordance with ASC 712 - Compensation, relocation expenses and share based compensation expense.

(5)	Includes Cerberus Operations and Advisory Company management fees.

(6)	Includes costs incurred pursuant to ASC 805 - Business Combination.

(7)	Includes changes due to fluctuations in foreign exchange rates, earnings from affiliates not received in cash and other immaterial items.

DELTA TUCKER HOLDINGS, INC. (DTH, Inc.)
UNAUDITED Adjusted EBITDA by Segment
(Amounts in thousands)

	For the three months ended June 26, 2015				For the three months ended June 27, 2014
	Headquarters/ Others	DynAviation	DynLogistics	Consolidated	Headquarters/ Others	DynAviation	DynLogistics	Consolidated
Operating (loss) income	$(12,840)	$(76,969)	$3,298	$(86,511)	$(9,809)	$10,613	$(80,803)	$(79,999)
Depreciation and amortization expense (1)	9,129	1,168	53	10,350	11,883	367	11	12,261
Loss on early extinguishment of debt	—	—	—	—	(448)	—	—	(448)
Noncontrolling interests	(298)	—	—	(298)	(720)	—	—	(720)
Other income (loss), net	891	(185)	(98)	608	641	827	1	1,469
EBITDA(2)	$(3,118)	$(75,986)	$3,253	$(75,851)	$1,547	$11,807	$(80,791)	$(67,437)

Non-recurring or unusual gains or losses or income or expenses (3)	2,289	87,463	9,290	99,042	481	1,477	92,701	94,659
Employee non-cash compensation, severance, and retention expense (4)	288	1,827	(130)	1,985	(59)	581	540	1,062
Management fees (5)	98	803	383	1,284	165	174	145	484
Acquisition accounting items (6)	—	33	15	48	—	297	251	548
Other (7)	(312)	3	—	(309)	419	(7)	—	412
Adjusted EBITDA	$(755)	$14,143	$12,811	$26,199	$2,553	$14,329	$12,846	$29,728

(1)	Amount includes certain depreciation and amortization amounts which are classified as Cost of services in our unaudited condensed consolidated statements of operations.

(2)
We define EBITDA as GAAP net loss attributable to DTH, Inc. adjusted for interest, taxes, depreciation and amortization. We believe these non-GAAP financial measures are useful in evaluating operating performance and are regularly used by security analysts, institutional investors and other interested parties in reviewing the Company. Non-GAAP financial measures are not intended to be a substitute for any GAAP financial measure and, as calculated, may not be comparable to other similarly titled measures of the performance of other companies.

(3)
Includes the impairment of goodwill within the Aviation reporting unit in the second quarter of 2015 and the impairment of goodwill within the LSS reporting unit in the second quarter of 2014, as well as certain unusual income and expense items, as defined in the Indenture and Senior Credit Facility.

(4)	Includes post-employment benefit expense related to severance in accordance with ASC 712 - Compensation, relocation expenses and share based compensation expense.

(5)	Includes Cerberus Operations and Advisory Company management fees.

(6)	Includes costs incurred pursuant to ASC 805 - Business Combination.

(7)	Includes changes due to fluctuations in foreign exchange rates, earnings from affiliates not received in cash and other immaterial items.

DELTA TUCKER HOLDINGS, INC. (DTH, Inc.)
UNAUDITED Adjusted EBITDA by Segment
(Amounts in thousands)

	For the six months ended June 26, 2015				For the six months ended June 27, 2014
	Headquarters/ Others	DynAviation	DynLogistics	Consolidated	Headquarters/ Others	DynAviation	DynLogistics	Consolidated
Operating (loss) income	$(20,695)	$(72,371)	$11,006	$(82,060)	$(16,088)	$21,900	$(68,773)	(62,961)
Depreciation and amortization expense (1)	16,236	1,800	112	18,148	23,246	733	23	24,002
Loss on early extinguishment of debt	—	—	—	—	(621)	—	—	(621)
Noncontrolling interests	(729)	—	—	(729)	(1,365)	—	—	(1,365)
Other income (loss), net	1,239	312	51	1,602	1,435	939	(16)	2,358
EBITDA(2)	$(3,949)	$(70,259)	$11,169	$(63,039)	$6,607	$23,572	$(68,766)	$(38,587)

Non-recurring or unusual gains or losses or income or expenses (3)	2,310	89,427	9,514	101,251	2,994	1,517	94,398	98,909
Employee non-cash compensation, severance, and retention expense (4)	453	3,022	187	3,662	1,129	874	794	2,797
Management fees (5)	167	1,255	621	2,043	214	274	231	719
Acquisition accounting items (6)	—	94	47	141	—	312	264	576
Other (7)	(548)	(79)	—	(627)	(90)	(33)	—	(123)
Adjusted EBITDA	$(1,567)	$23,460	$21,538	$43,431	$10,854	$26,516	$26,921	$64,291

(1)	Amount includes certain depreciation and amortization amounts which are classified as Cost of services in our unaudited condensed consolidated statements of operations.

(2)
We define EBITDA as GAAP net loss attributable to DTH, Inc. adjusted for interest, taxes, depreciation and amortization. We believe these non-GAAP financial measures are useful in evaluating operating performance and are regularly used by security analysts, institutional investors and other interested parties in reviewing the Company. Non-GAAP financial measures are not intended to be a substitute for any GAAP financial measure and, as calculated, may not be comparable to other similarly titled measures of the performance of other companies.

(3)
Includes the impairment of goodwill within the Aviation reporting unit in the second quarter of 2015 and the impairment of goodwill within the LSS reporting unit in the second quarter of 2014, as well as certain unusual income and expense items, as defined in the Indenture and Senior Credit Facility.

(4)	Includes post-employment benefit expense related to severance in accordance with ASC 712 - Compensation, relocation expenses and share based compensation expense.

(5)	Includes Cerberus Operations and Advisory Company management fees.

(6)	Includes costs incurred pursuant to ASC 805 - Business Combination.

(7)	Includes changes due to fluctuations in foreign exchange rates, earnings from affiliates not received in cash and other immaterial items.

DELTA TUCKER HOLDINGS, INC. (DTH, Inc.)
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	June 26, 2015	December 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$78,693	$94,004
Restricted cash	1,673	707
Accounts receivable, net of allowances of $17,332 and $4,736, respectively	439,365	448,496
Other current assets	65,521	74,200
Total current assets	585,252	617,407
Non-current assets	257,898	365,080
Total assets	$843,150	$982,487
LIABILITIES AND EQUITY
Total current liabilities	374,449	406,180
Long-term debt	642,272	642,272
Other long-term liabilities	8,405	11,312
Total deficit attributable to Delta Tucker Holdings, Inc.	(187,423)	(82,766)
Noncontrolling interests	5,447	5,489
Total deficit	(181,976)	(77,277)
Total liabilities and deficit	$843,150	$982,487

DELTA TUCKER HOLDINGS, INC. (DTH, Inc.)
UNAUDITED OTHER CONTRACT DATA
(Amounts in millions)

	June 26, 2015	December 31, 2014
Backlog(1):
Funded backlog	$1,004	$1,171
Unfunded backlog	1,967	2,160
Total Backlog	$2,971	$3,331

(1)
Backlog consists of funded and unfunded amounts under contracts. Funded backlog is equal to the amounts appropriated by a customer for payment of goods and services less actual revenue recognized as of the measurement date under that appropriation. Unfunded backlog is the dollar value of unexercised, priced contract options, and the unfunded portion of exercised contract options. These priced options may or may not be exercised at the sole discretion of the customer. Most of our U.S. government contracts allow the customer the option to extend the period of performance of a contract for a period of one or more years.

DELTA TUCKER HOLDINGS, INC. (DTH, Inc.)
UNAUDITED CONDENSED STATEMENTS OF CASH FLOWS
(Amounts in thousands)

	For the six months ended
	June 26, 2015	June 27, 2014
Cash Flow Information:
Net cash (used in) provided by operating activities	$(12,955)	$54,085
Net cash provided by (used in) investing activities	213	(4,418)
Net cash used in financing activities	(2,569)	(67,099)

Net cash (used in) provided by operating activities	(12,955)	54,085
Less: Purchase of property and equipment, net	(2,123)	(6,448)
Less: Purchase of software	(847)	(887)
Free cash flow	$(15,925)	$46,750